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                                                                 EXHIBIT 23.2A


                       INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Harbinger Corporation

We consent to the inclusion of our report dated February 10, 2000, with respect to the consolidated balance sheets of Harbinger Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended
December 31, 1999, which report appears in the form S-4 of Peregrine Systems, Inc. dated May 22, 2000, and to the references to our firm under the captions, "Selected Financial Data of Harbinger" and "Experts" in the Joint Proxy Statement Prospectus.

                                     /s/ KPMG LLP

Atlanta, Georgia
May 22, 2000